EXHIBIT 10.1

QUANEX CORPORATION

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

1.                                       Non-employee directors are paid in cash for their services with a deferral option.

2.                                       Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, the amount of cash compensation for non-employee directors is as follows:  Retainer - $40,000/year; Board meeting fee - $1,250/meeting for telephonic and $1,500 for in person; Committee meeting fee - $1,250/meeting; Committee chairman fee - $2,500/year; and reimbursement for all travel and living expenses associated with meeting attendance.

3.                                       Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, new non-employee directors receive a one-time non-incentive stock option grant of 5,000 shares after one year of service.

4.                                       Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the last business day of the fiscal year, non-employee directors receive an annual non-incentive stock option grant of $50,000 in value.

5.                                       Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the last business day of the fiscal year, non-employee directors receive an annual restricted stock award of $25,000 in value of the Company’s common stock during service as a non-employee director.